UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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TEREX CORPORATION
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Commencing May 2, 2012, Terex Corporation sent the following communication to certain stockholders
Re:            Terex Corporation (“Terex”) 2012 Proxy Statement
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We write to bring to your attention a disagreement between Terex and Glass Lewis with respect to Glass Lewis’ Proxy Report regarding the proposals to be voted on at Terex’s annual meeting of stockholders to be held on May 10, 2012. In its report, Glass Lewis recommends a vote “against” (i) Terex’s recommendation on the advisory vote on executive compensation and (ii) four of the members of Terex’s Compensation Committee, asserting that Terex has failed to align executive pay with performance during the past year. Terex strongly disagrees with Glass Lewis’ conclusion. Glass Lewis states that there is a significant disconnect between Terex’s pay and performance but their own analysis does not support this conclusion. In fact, Glass Lewis when describing Terex’s compensation program notes that both Terex’s long-term incentive program and short-term incentive program are performance-based (see page 9 of the Glass Lewis report) and states “we have found few structural deficiencies in the Company’s generally objective, transparent incentive plans and recognize the range of best-market practices adopted by the Company” (see page 13 of the Glass Lewis report).

Terex’s Compensation Committee believes very strongly in the principle of pay-for-performance. For the reasons set forth below, Terex urges you to vote “FOR” the advisory vote on executive compensation and “FOR” all of Terex’s nominee directors.

•	Strong correlation between Terex’s after-tax return on invested capital and the compensation paid or provided to Mr. De Feo during the last five fiscal years. (see page 21 of Terex’s Proxy)

•	Strong correlation between Terex’s total stockholder return and the total realized compensation of Mr. De Feo during the last five fiscal years. (see page 22 of Terex’s Proxy)

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While annual net sales in 2011 increased approximately $2.1 billion versus 2010, or approximately 33% excluding acquisitions, and results from continuing operations improved by approximately $250 million in 2011 versus 2010, as 2011 operating results were below Terex’s expectations, bonus payouts for 2011 were below the bonus target amount.

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The long-term compensation awards granted in 2011 to the Named Executive Officers were granted exclusively in equity, with Messrs. De Feo’s and Widman’s award being approximately 85% performance-based.

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Approximately $7.8 million in stock awards were forfeited in 2011 and 2012 by Mr. De Feo and approximately $4.9 million in stock awards were forfeited in 2011 and 2012 by the other Named Executive Officers as a result of Terex’s failure to achieve performance targets set by the Compensation Committee.

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Engagement with stockholders through individual meetings and webcast compensation forums from which Terex concluded that Terex stockholders generally understand the performance oriented nature of its executive compensation and that stockholders generally approve of Terex’s overall executive compensation.

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Risk Metrics/ISS in their Proxy Report stated, “the CEO's compensation is mainly comprised of performance-based elements conditioned upon the attainment of reasonably challenging performance goals that are clearly disclosed. As a result of past performance, awards have been forfeited accordingly when goals were deemed unmet, which promotes a pay-for-performance philosophy.”

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Risk Metrics/ISS further noted, “the company continues to engage with its shareholders regarding their compensation concerns, which exhibits the company's commitment to adhere to better pay-for-performance practices.”

Terex will be hosting a stockholder forum on compensation again this year prior to its annual meeting in a further effort to engage with its stockholders on compensation matters, giving all stockholders the ability to ask questions of the Compensation Committee’s chairperson and provide feedback on Terex’s executive compensation program. Terex encourages you to participate in Terex’s stockholder forum on compensation at 9:30 a.m., local time, on May 10, 2012, at the corporate offices of Terex Corporation, 200 Nyala Farm Road, Westport, Connecticut (virtually via the Internet at www.virtualshareholdermeeting.com/terex2012) and provide feedback on Terex’s executive compensation program.

Terex Corporation 200 Nyala Farm Road Westport, CT 06880 USA TEL +1 203 222 7170 FAX +1 203 222 7976 www.terex.com